SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT


     THIS SIXTH AMENDMENT TO LOAN AND SECURITY
AGREEMENT (the "Amendment"), dated as of August 12, 1999, is entered into between CONGRESS FINANCIAL CORPORATION (WESTERN), a
California corporation ("Lender"), and
GOTTSCHALKS INC., a Delaware corporation
("Borrower"), with its corporate office
located at 7 River Park Place East, Fresno,
California  93729.

                    RECITAL

     A.   Borrower and Lender have previously
entered into that certain Loan and Security
Agreement dated December 20, 1996, as amended by the First Amendment to Loan and Security
Agreement, dated as of August 20, 1998, the Second Amendment to Loan and Security
Agreement, dated as of September 1, 1998, the Third Amendment to Loan and Security
Agreement, dated as of December 18, 1998, the Fourth Amendment to Loan and Security
Agreement, dated as of January 29, 1999, and the Fifth Amendment to Loan and Security
Agreement, dated as of March 1, 1999 (as amended, supplemented or modified from time to time, the "Loan Agreement"), pursuant to which Lender has made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Loan
Agreement.

     B.   Lender and Borrower wish to further
amend the Loan Agreement under the terms and conditions set forth in this Amendment.
Lender and Borrower are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Lender's rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

     NOW, THEREFORE, in consideration of the
foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   Section 1.34 of the Loan Agreement
is hereby amended to read in its entirety as follows:
          1.34 "Interest Rate" shall mean, (a)
as to Prime Rate Loans, a rate of one quarter of one (.25) percentage point per annum less than the Prime Rate and, as to Eurodollar Rate
Loans, a rate of two (2.00) percentage points per annum in excess of the Adjusted Eurodollar
Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); and (b) with respect to Revolving Loans outstanding during any period in which Borrower shall have elected to use the advance rate option provided for in Section 2.1(a)(i)(B) and in which the sum of the Revolving Loans and Letter of Credit Accommodations exceeds the lesser of seventy percent (70%) of the Value of the Eligible Inventory or thirty-five (35%) of the Retail Sales Price of the Eligible
Inventory, a rate of two and one-quarter
(2.25) percentage points per annum in excess of the Adjusted Eurodollar Rate; provided, however, that (y) in the event Borrower's pretax income for its fiscal year ending
January 31, 2000 (excluding extraordinary gains and non-cash losses) exceeds Six Million
Dollars ($6,000,000) and (z) Borrower has average Excess Availability for the ninety
(90) days preceding such date of not less than Ten Million Dollars ($10,000,000), the applicable Interest Rate provided for in the preceding clause (a) of this Section 1.34 shall be reduced by one-eighth of one (.125) percentage point, such reduction in the applicable Interest Rate to be effective as of the first day of the month immediately following the date of receipt by Lender of Borrower's audited annual financial statements, as provided by Borrower to Lender pursuant to Section 9.6(a)(iii) hereof, indicating the required pretax income (and such reduction shall continue to be in effect for so long as the Excess Availability requirement referred to in clause (z) above continues to be met as measured on a quarterly basis); and provided further, however, the Interest Rate shall mean the rate of two and one-quarter (2.25) percentage points per annum in excess of the Prime Rate as to Prime Rate
Loans and the rate of four and one-half (4.50) percentage points per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate
Loans, at Lender's option, without notice, (a) for the period on and after the date of termination or non-renewal hereof, or the date of the occurrence of any Event of Default or event which with notice or passage of time or both would constitute an Event of Default, and for so long as such Event of Default or other event is continuing as determined by Lender and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower) and
(b) on the Revolving Loans at any time
outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

2.   Section 1.39 of the Loan Agreement is
hereby amended to read in its entirety as follows:

     1.39 "Maximum Credit" shall mean, with
reference to the Revolving Loans and the Letter of Credit Accommodations, the amount of One Hundred Forty Million Dollars
($140,000,000).

3.   Section 1.55 of the Loan Agreement is
hereby amended to read in its entirety as follows:

     1.55 "Seasonal Period" shall mean the
period from September 1 through January 31 of each year.

4.   Section 2.1(a) of the Loan Agreement is
hereby amended to read in its entirety as follows:

     2.1(a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to:

          (i)  either (A) the Lessor of:  (I)
sixty-five percent (65%) (seventy percent
(70%) during the Seasonal Period) of the Value of the Eligible Inventory, or (II) thirty-three percent (33%) (thirty-five percent (35%) during the Seasonal Period) of the Retail
Sales Price of the Eligible Inventory; or (B) provided no Event of Default shall have occurred and be continuing, then at Borrower's option and upon one (1) day's written notice to Lender, from November 1 through December 31 of each calendar year, the lesser of (I) eighty percent (80%) of the Value of Eligible
Inventory, or (II) forty percent (40%) of the Retail Sales Price of the Eligible Inventory, which percentages shall remain in effect through December 31 unless revoked by Borrower upon one days' written notice to Lender;
provided, however, that advances against
Eligible Domestic In-Transit Inventory shall not, at any one time, exceed Five Million
Dollars ($5,000,000); minus

          (ii) the then undrawn amounts of
outstanding Letter of Credit Accommodations multiplied by the applicable percentages as provided for in Section 2.2(c) hereof; and minus

          (iii)     any Availability Reserves.

5.   Section 9.14 of the Loan Agreement is
hereby amended to read in its entirety as follows:

     9.14 Adjusted Net Worth. Borrower shall, at all times, maintain Adjusted Worth of not less than Ninety Million Dollars
($90,000,000); provided, however, Lender will only test for Borrower's compliance with this financial covenant on a monthly basis and then only in the event that Borrower's Excess
Availability is less than Five Million Dollars
($5,000,000).

6. Effectiveness of this Amendment. Lender must have received the following items, in form and content acceptable to Lender, before this Amendment is effective and before Lender is required to extend any credit to Borrower as provided for by this Amendment. The date on which all of the following conditions have been satisfied is the "Closing Date".

     (a)  Amendment.  This Amendment fully
executed in a sufficient number of
counterparts for distribution to Lender and Borrower.

     (b)  Authorizations.  Evidence that the
execution, delivery and performance by
Borrower and each guarantor or subordinating creditor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

     (c)  Representations and Warranties.  The
representations and warranties set forth herein and in the Loan Agreement must be true and correct.

     (d)  Effectiveness Fee.  Lender shall
have received from Borrower a fee in the amount of $112,500 for the processing and approval of this Amendment.

     (e)  Other Required Documentation.  All
other documents and legal matters in
connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender.

7.   Representations and Warranties.  The
Borrower represents and warrants as follows:

     (a)  Authority.  The Borrower and each
other Loan Party has the requisite corporate power and authority to execute and deliver this Amendment, as applicable, and to perform its obligations hereunder and under the Loan
Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by the Borrower of this Amendment and by each other Loan Party of each Loan Document (as amended or modified hereby) to which it is a party have been duly approved by all necessary corporate action of such Loan
Party and no other corporate proceedings on the part of such Loan Party are necessary to consummate such transactions.

     (b)  Enforceability.  This Amendment has
been duly executed and delivered by Borrower.
This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Loan
Party hereto or thereto, enforceable against such Loan Party in accordance with its terms, and is in full force and effect.

     (c)  Representations and Warranties.  The
representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

     (d)  No Default.  No event has occurred
and is continuing that constitutes an Event of Default.

8.   Choice of Law.  The validity of this
Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

9.   Counterparts.  This Amendment may be
executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

10.  Due Execution.  The execution, delivery
and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

11.  Reference to and Effect on the Loan
Documents.

     (a)  Upon and after the effectiveness of
this Amendment, each reference in the Loan
Agreement to "this Agreement", "hereunder",
"hereof" or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to "the Loan Agreement",
"thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.
     (b)  Except as specifically amended
above, the Loan Agreement and all other Loan
Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Lender.

     (c)  The execution, delivery and
effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

     (d)  To the extent that any terms and
conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

12. Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

13. Estoppel. To induce Lender to enter into this Amendment and to continue to make advances to Borrower under the Loan Agreement, Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower as against Lender with respect to the Obligations.

     IN WITNESS WHEREOF, the parties have
entered into this Amendment as of the date first above written.


BORROWER

Gottschalks INC.,
a Delaware corporation


By:  /s/ Michael S. Geele
Title:  SVP/CFO


LENDER

CONGRESS FINANCIAL CORPORATION
(WESTERN), a California corporation


By:  /s/ Kristine Metchikian
Title:   Vice President